Exhibit 10.2
TECHNOLOGY LICENSE
and
DISTRIBUTION AGREEMENT

THIS TECHNOLOGY LICENSE and DISTRIBUTION AGREEMENT is made as of the   1st day of August, 2008 by and between SMITH YOUNG AND ASSOCIATES, INC., a Colorado Corporation, its successors, affiliates, and assigns,  Morton Weisbrot an individual residing in the State of Arizona, his successors, and assigns (hereinafter all collectively referred to as the "Licensee") and, FUEL CONCEPTS LLC, an Ohio Limited Liability Company, its successors, affiliates, and assigns ("Licensor") (hereinafter all collectively referred to as the “Licensor” or “Owner”). Sometimes referred to herein collectively as “the parties”.

In consideration of the representations, warranties and mutual promises set forth herein, the parties agree as follows:

1.           Owner grants to Licensee, for a period of five (5) years from the date of the effective date of this agreement (the “Initial Term”), the exclusive rights to manufacture, sell and distribute one hundred percent (100%) of all design, methods, materials, devices, utility, and know how embodied in UNITED STATES PATENT: 7117859 including but not limited to any other alterations, amendments, supplemental filings, whether now known or hereafter known, devise or contrivance of any type, character or design, embodied in or would be added to UNITED STATES PATENT: 7117859 as set forth on Exhibit A , attached hereto and incorporated herein (hereinafter referred to as the “Technology”). This Exclusive License shall be both wold-wide and throughout the universe, whether known or yet unknown (the “Territory”). Owner grants to Licensee three (3) separate options to extend the term for further periods of five (5) years each ("Option Periods"), each upon the same terms and conditions applicable to the Initial Period, except as otherwise hereinafter set forth.  The Initial Period and every Option Period for which Licensee has exercised its option are hereinafter sometimes referred to together as "the Term".  Each option shall be exercised, if at all, by notice to Owner at least sixty (60) days prior to the date the Term would otherwise expire.

              a.           Licensee shall have the exclusive right to release, sell manufacture and distribute products embodying the Technology throughout the Territory, as defined in this Section 1, under its trade name; to use (including publish) the names (including all professional, assumed or fictitious names), likenesses, photographs and biographical and technical material of any party, including Owner, rendering services hereunder or related to the products embodying the Technology; and to publicly promote the Technology by means of  the internet, radio broadcast, television broadcast, cable transmission or any other method now or hereafter known including new technologies.

              b.           Except as provided in this Agreement, all other rights of any nature in the aforementioned Technology are reserved by Owner.  All drawing, designs, patents or duplicates thereof of the Technology covered hereunder, and all copyrights shall remain the sole and exclusive property of Owner, subject to the rights granted to Licensee herein.

2.           Licensee shall enter into an Exclusive Manufacturing Agreement with Owner for the manufacturing, packaging and shipping of the products covered under this Agreement as forth in Exhibit B attached hereto and incorporated herein.

3.            Licensee shall market and release for distribution products embodying the Technology, as defined in Section 1 of this Agreement, in the United States within one hundred-eighty (180) days of Owner's delivery of the Licensed materials set-forth in Section 8 of this Agreement.  Licensee will market and release for distribution products embodying the Technology in the major foreign territories (such as Canada, Western Europe, U.K.) as warranted by demand of foreign buyers.

4.           As consideration for this Agreement, Licensee shall pay to Owner 1,000,000 shares of Licensee’s $.001 par value common stock. The Shares shall be fully paid for and non-assessable when issued and shall bear a restrictive legend  in accordance with the rules and regulations of the United States Securities and Exchange Commission.

5.           As additional consideration for this Agreement, Licensee shall pay to Owner a royalty of Forty ($40.00) US Dollars and Zero cents from “Net Receipts” on all sales over and above Six Thousand (6,000) units per calendar year of products embodying the Technology.  This royalty shall be paid out of the net receipts from the sales of products covered under this Agreement.  Licensee's "net receipts" are defined as actual revenue derived and collected from the sale of products sold at Licensee's wholesale price less hard costs for manufacturing.  No Owner royalty shall be paid in connection with free or promotional goods. "Hard costs" means all costs incurred with respect to the manufacture, distribution and sale of products embodying the Technology including without limitation, graphic design, artwork, printing, including proofs and color separations, physical manufacturing and duplication, packaging and shipping of said products. Hard costs do not include warehousing, accounting, distribution and internet, television, radio and retail advertising, marketing and promotion.

          a.           Royalties in respect of sales of products embodying the Technology outside the United States shall be computed in the same national currency as Licensee is accounted to by its licensees and shall be paid to Owner at the same rate of exchange as Licensee is paid.  It is understood that such royalties will not be due and payable until payment thereof or credit therefore against advances previously taken is received by Licensee in the United States of America.  In the event Licensee is unable to receive payment in United States dollars in the United States due to governmental regulations, royalties therefore shall not be credited to Owner's account during the continuance of such inability except that (i) if any accounting rendered to Owner hereunder during the continuance of such inability shows Owner's account to be in a credit position, Licensee will, after Owner's request and at Owner's expense, if Licensee is able to do so, deposit such royalties to Owner's credit in the applicable foreign currency in a foreign depository, or (ii) if the royalties are not credited to Owner's account exceed the amount, if any, by which Owner's account is in a debit position, then Licensee will, after Owner's request and at Owner's expense, and if Licensee is able to do so, deposit such excess royalties to Owner's credit in the applicable foreign currency in a foreign depository.  Deposit as aforesaid shall fulfill Licensee's obligations under this Agreement as to record sales to which such royalty payments are applicable.

6.           Statements as to royalties payable hereunder shall be sent by Licensee to Owner within Thirty (30) days after the receipt of manufactured product at Licensee’s warehouse from the manufacture. Concurrently with the rendition of each statement, Licensee shall pay Owner all royalties shown to be due by such statement. No statements need be rendered by Licensee for any such period after the expiration of the Term hereof for which there are no sales of product derived from the license hereunder.  All payments shall be made to the order of Owner and shall be sent to Owner at Owner's address contained in this Agreement.  Licensee shall be entitled to maintain a single account with respect to all product sales subject to this or any other agreement. Owner shall be deemed to have consented to all accountings rendered by Licensee hereunder and said accountings shall be binding upon Owner and shall not be subject to any objection by Owner for any reason unless specific objection, in writing, stating the basis thereof, is given to Licensee within one (1) year after the date rendered, and after such written objection, unless suit is instituted within eighteen (18) months after the date upon which Licensee notifies Owner that it denies the validity of the objection.

       7.           Owner shall have the right at Owner's sole cost and expense to appoint a Certified Public Accountant or attorney who is not then currently engaged in an outstanding audit of Licensee to examine and copy Licensee's books and records as same pertain to sales of the Technology subject hereto, provided that any such examination shall be for a reasonable duration and shall take place at Licensee's offices during normal business hours on one (1) month prior written notice and shall not occur more than once in any calendar year.

          (a)           Notwithstanding anything to the contrary contained herein, if Licensee notifies Owner that the Certified Public Accountant designated by Owner to conduct an audit hereunder is engaged in an outstanding audit of Licensee on behalf of another person ("Other Audit"), Owner may nevertheless have Owner's audit conducted by such accountant, and the running of the time within which such audit may be made shall be suspended until such accountant has completed the Other Audit, subject to the following conditions:

i)  Owner shall notify Licensee of Owner's election to that effect within fifteen (15) days after the date of Licensee's said notice to Owner;

ii)  Owner's accountant shall proceed in a reasonable continuous and expeditious manner to complete the Other Audit and render the final report thereon to the client and Licensee; and

    iii)  Owner's audit shall not be commenced by Owner's accountant before the delivery to Licensee of the final report on the Other Audit, shall be commenced within thirty (30) days thereafter, and shall be conducted in a reasonable continuous manner.

      (b)           The provisions hereunder will not apply if Licensee elects to waive said provisions which require that Owner's accountant shall not be engaged in any Other Audit.

 8.    Owner shall provide Licensee as part of Owner's delivery obligation hereunder, copies of the original patent, including all revisions thereof, photographs, rendering, drawings, training materials, technical support documentation and other artwork necessary to enable Licensee to produce all technical support, training, sales, marketing, advertising and promotional material for the distribution and sale of the Technology.

 9.           Owner represents and warrants to Licensee that Owner is under no restriction, contractual or otherwise, with respect to his right or capacity to enter into or execute this contract.  Owner further represents and warrants to Licensee, with respect to any and all materials delivered to Licensee in connection with this Agreement, that Owner owns said materials or has otherwise obtained all pertinent rights associated with said materials and has paid any and all license fees or  royalties due, or any and all fees and costs required to be paid in connection with any contractual agreements, applicable statutes or comparable law of any other jurisdiction regulating the rights and uses of said materials, including but not limited to Patent and Copyright laws of the United States of America.  Owner indemnifies and holds Licensee harmless from and against any and all claims, threats, suits, penalties, liabilities, costs, including without limitation legal fees, costs, disbursements, incurred, suffered or expended by or threatened against Licensee pursuant to this Agreement and any claim of infringement or copyright or trademark, or of any claim for royalties or fees due pursuant to applicable laws of the United States of America, or any other statutes or comparable law of any other jurisdiction regulating the rights and uses of recorded and printed materials.

10.         Licensee represents and warrants to Owner that Licensee is under no restriction, contractual or otherwise, with respect to Licensee's right and capacity to enter into and execute this Agreement, and that Licensee has full right and authority to make the commitments made by Licensee under this Agreement.  With respect to any and all materials prepared by Licensee, and not supplied by Owner, to be used in connection with Licensee's fulfillment of its responsibilities under this Agreement, Licensee represents and warrants to Owner that Licensee owns such materials or has otherwise obtained all pertinent rights associated with such materials, including any and all payments required to be made in connection with Licensee's use of such materials.  With respect to Licensee's representations and warranties, Licensee indemnifies and holds Owner harmless from and against any and all claims, threats, suits, penalties, liabilities, costs, including without limitation legal fees, costs and disbursements, incurred, suffered, or expended by or threatened against Owner pursuant to this Agreement and any claim of infringement of copyright or trademark, or of any claim for payments pursuant to contract, or applicable laws of the United States of America, or any other statutes or comparable law of any other jurisdiction regulating the rights and use of such materials.

11.         Licensee shall be entitled to sell and distribute, for a period of twelve (12) months following the termination of this Agreement, all products covered hereunder in Licensee's possession prior to such termination.  At any time during the term of this Agreement, including the twelve-month period referred to above, Owner may purchase from Licensee, at wholesale price less royalty, a reasonable quantity of products for resale.

12.         During the term of this Agreement, Licensee purchase and maintain a policy or policies of comprehensive product liability insurance. Such insurance shall  afford minimum protection of not less than Two Million Dollars ($2,000,000) single limit coverage of bodily injury, property damage or combination thereof. Owner shall be listed as an additional insured on Licensee’s policy or policies of comprehensive product liability insurance, Licensee shall provide Owner with current Certificates of Insurance evidencing Licensee’s compliance with this Paragraph.

13.         This Agreement may be terminated only:

              (a)  By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days thereof; or

                              (b)  By Owner:

        (i) If Licensee ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Licensee, resulting in an adjudication of bankruptcy;

          (c)    By Licensee:

                (i)      If Owner ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the Licensee, resulting in an adjudication of bankruptcy;

  (d)  Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that Licensee shall not be relieved of (i) its obligation to pay any moines due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination.

14.         MISCELLANEOUS

(a)          Counterparts. This Agreement may be signed in one or more counterparts with the sameeffect as if the   signatures to each counterpart were upon a single instrument, and all suchcounterparts together shall be deemed an original of this Agreement.  Delivery of an executed counterpart of the signature to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)
Choice of Law; Venue; Jurisdiction; Attorneys’ Fees. The parties acknowledge and agree that this Agreement has been made in Arizona, and that it shall be governed by, construed, and enforced in  accordance with the laws of the State of Arizona, without reference to its conflicts of laws principles.  The parties also acknowledge and agree that any action or proceeding arising out of or relating to this Agreement or the enforcement thereof shall be brought in the Maricopa County Superior Court, and each of the parties irrevocably submits to the exclusive jurisdiction of that Court in any such action or proceeding, waives any objection the party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in that Court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court.  The parties also acknowledge and agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction.  The parties also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the world without any objection thereto.  The parties also acknowledge and agree that the prevailing party in any such action or proceeding shall be awarded the party’s reasonable attorneys’ fees and costs (including, but not limited to, costs of court).

(c)
Fair Meaning.  The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Agreement, including the party responsible for drafting the Agreement.

(d)
Entire Agreement.  The parties declare and represent that no promise, inducement or agreement not herein expressed has been made, and that this Agreement constitutes the entire Agreement between the parties, and supersedes all prior negotiations, proposed agreements, or understandings, if any, between the parties concerning any of the provisions or contents of this Agreement.

(e)         Mutual Drafting. The parties hereto acknowledge and agree that they are sophisticatedand have been represented by attorneys who have carefully negotiated the provisions ofthis Agreement.  As a consequence, the parties also agree that they do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effect.

(f)
Jurisdiction.   Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be governed by Section 12(b) of this Agreement, and each of the parties irrevocably submits to the exclusive jurisdiction of each court identified therein in any such action or proceeding; waives any objection the party may now or hereafter have to venue or to convenience of forum; agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court; and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 12(f) may be served on any party anywhere in the world.

(g)
Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law,

(i)  no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

(ii) no waiver that may be given by a party will be applicable except in the specific instance in which it is given; and

(iii) no notice or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Provided however, that notwithstanding the contents hereof, Owner’s rights and remedies in the event of any breach or alleged breach of this Agreement by Licensee shall be limited to Owner’s right, if any, to recover damages in an action at law, and in no event shall Owner be entitled, by reason of any such breach or alleged breach, to enjoin, restrain or seek to enjoin or restrain the distribution or any other exploitation of the Technology licensed herein.

(h)	Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when:

(i)   delivered by hand or by a nationally recognized overnight courier service  (costs prepaid),

(ii)   sent by facsimile with confirmation of transmission by the transmitting equipment, or;

(iii)   received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

(i) if to Owner, to:                 Fuel Concepts, LLC
11710 Akins Road
North Royalton, Ohio 44133
Facsimile:(440) 652-6112

(ii) if to Licensee, to:            17505 N. 79th Avenue, Suite 309
                                Glendale, Arizona 85308
Phone:  (800)-611-1975
Facsimile: (623)-218-7032

(i)	Binding on Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of each party, its successors, and assigns.

(j)
Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors or assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors or assigns, any legal or equitable rights, remedy or claim hereunder.

(k)
Severability.   If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(l)           Authority of Signers.  The parties represent and warrant that the person whose signatureis set forth  below on behalf of a party is fully authorized to execute this Agreement onbehalf of that party.

(m)	Amendment. No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

(n)	Assignment.

(i)
By Licensee.  The Licensee may assign its rights, in whole or in part, under this Agreement without prior consent of owner to any person or entity including, without limitation any subsidiary, affiliated or controlling corporation, any person owning or acquiring a substantial portion of the stock or assets of the Licensee, or any partnership or other venture in which the Licensee substantially participates, and any such rights may be similarly assigned by any assignee of the Licensee. The Licensee may also assign any of its rights to any of its sub-licensees, distributors or sub-distributors.

(ii)
By Owner.  Owner may only assign this Agreement to a corporation, limited liability company or other entity that is wholly owned and controlled by Owner, provided such assignee accepts in writing responsibility to perform all of Owner’s executory obligations pursuant to this Agreement, and provided further that no such assignment(s) shall excuse, discharge or otherwise relieve Owner from any of Owner’s obligations under this Agreement. Owner also may assign the proceeds derived from this Agreement, as and when payable.

(o)        Cure for Default.  No failure by any party to perform any of its obligation hereunder shall       be deemed a breach of this Agreement unless such failure is material, and the party asserting such a breach  delivers written notice of the failure to the other party, expressly setting forth the full particulars of the breach, and the  breaching party fails to cure the breach within thirty (30) days after delivery of  such notice, or to commence to cure in the event that cure cannot be accomplished within such a period of time.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

"OWNER"
FUEL CONCEPTS, LLC a Ohio Limited Liability Company

EIN# 20-1849883

ROY MARTIN
By: Roy Martin
Its: Managing Member

"LICENSEE"
SMITH YOUNG AND ASSOCIATES, INC., a Colorado Corporation

EIN# 26-3316924

CARY PETERSON
By: Cary Peterson
Its: President

"LICENSEE"
Morton Weisbrot, an Individual

MORTON WEISBROT
By:  Morton Weisbrot

EXHIBIT  A

EXHIBIT  B